Exhibit 10.5(D)

THIRD AMENDMENT TO LEASE

This THIRD AMENDMENT TO LEASE (this "Third Amendment") is made and entered into as of the 11 day of November, 2016, by and between HCP LS REDWOOD CITY, LLC, a Delaware limited liability company ("Landlord"), and ONCOMED PHARMACEUTICALS, INC., a Delaware corporation ("Tenant").

r e c i t a l s :

A.Landlord (as successor in interest to Slough Redwood City, LLC) and Tenant are parties to that certain Lease dated May 30, 2006 (the "Original Lease"), as amended by that certain First Amendment to Lease dated November, 2006 (the "First Amendment"), that certain Acknowledgement of Rent Commencement Date dated as of March 9, 2007 ("Commencement Letter"), and that certain Second Amendment to Office Lease dated December 22, 2010 (the "Second Amendment") pursuant to which Lease Tenant leases from Landlord approximately 45,690 rentable square feet of space (the "Existing Premises") consisting of the entire building (the " 800 Building") located at 800 Chesapeake Drive, in the Britannia Seaport Centre in Redwood City, California.  The Original Lease, the First Amendment, the Commencement Letter and the Second Amendment are, collectively, the "Lease."

B.Landlord and Tenant desire (i) to extend the Lease Term of the Lease, (ii) to expand the Existing Premises to include that certain space consisting of approximately 22,750 rentable square feet of space consisting of space on the first (1st) floor of the building (the "900 Building") located at 900 Chesapeake Drive, in the Britannia Seaport Centre in Redwood City, California (the "Expansion Premises"), as delineated on Exhibit A attached hereto and made a part hereof, and (iii) to make other modifications to the Lease, and in connection therewith, Landlord and Tenant desire to amend the Lease as hereinafter provided.

a g r e e m e n t :

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.Capitalized Terms.  All capitalized terms when used herein shall have the same meaning as is given such terms in the Lease unless expressly superseded by the terms of this Third Amendment.

2.Modification of Premises.  Effective as of the date (the "Expansion Commencement Date") which is the earlier to occur of (i) the date upon which Tenant first commences to conduct business in the Expansion Premises and (ii) the Target Commencement Date (as defined below), Tenant shall lease from Landlord and Landlord shall lease to Tenant the Expansion Premises.  The “Target Commencement Date” shall mean June 1, 2018; provided, however, if Landlord fails to deliver possession of the Expansion Premises to Tenant on or before the Target Delivery Date (as defined below), then the Target Commencement Date shall be extended beyond June 1, 2018, by one (1) day for each day delivery of possession of the

761257.05/WLA 183305-00010/3-9-17/gjn/gjn	HCP LS Redwood City, LLC [Third Amendment] [Oncomed Pharmaceuticals, Inc.]

Expansion Premises to Tenant is delayed beyond the Target Delivery Date.  Landlord and Tenant hereby acknowledge that the Expansion Premises shall be occupied by a third-party tenant (the "Third Party") pursuant to a lease to be entered into between Landlord and such Third Party (the "Third-Party Lease").  Such Third-Party Lease shall contain an unconditional right of Landlord to terminate the Third-Party Lease.  In the event Tenant shall lease the Expansion Premises (either via delivery of the "Expansion Confirmation Notice" (as that term is defined in Section 7 below) or if Tenant fails to deliver the "Expansion Termination Notice" (as that term is defined in Section 7 below)) Landlord shall cause the Third-Party Lease to terminate on or prior to the Target Delivery Date (by exercise of the right to terminate or otherwise), but Landlord's ability to deliver the Expansion Premises to Tenant is expressly conditioned upon the full vacation and surrender of the Expansion Premises by the Third Party to Landlord.  Provided that Landlord has caused the Third-Party Lease to terminate on or before the Target Delivery Date (by exercise of the right to terminate or otherwise), if Landlord is unable for any reason to deliver possession of the Expansion Premises to Tenant on or before the Target Delivery Date, then Landlord shall not be subject to any liability for its failure to do so, and such failure shall not affect the validity of this Third Amendment or the obligations of Tenant hereunder.  In connection with the foregoing, Landlord agrees to utilize commercially reasonable efforts to deliver the Expansion Premises on or before the Target Delivery Date.  The “Target Delivery Date” shall mean the later of (a) six (6) months following the earlier to occur of (i) Landlord's receipt of the Expansion Confirmation Notice, and (ii) the last day upon which Tenant may deliver the "Expansion Termination Notice" (as that term is defined in Section 7 below) (i.e., September 15, 2017), or (b) January 1, 2018.  Effective upon the Expansion Commencement Date, the Existing Premises shall be increased to include the Expansion Premises.  Landlord and Tenant hereby acknowledge that such addition of the Expansion Premises to the Existing Premises shall, effective as of the Expansion Commencement Date, increase the size of the Premises to approximately 68,440 rentable square feet.  The Existing Premises and the Expansion Premises may hereinafter collectively be referred to as the "Premises".  Notwithstanding the foregoing, in the event Landlord is not able to deliver the Expansion Premises to Tenant on or before June 1, 2018 (subject to extension by virtue of delays resulting from events of "Force Majeure" (as that term is defined below), then commencing on the Expansion Commencement Date, Tenant shall receive one (1) day of abatement of Base Rent with respect to the Expansion Premises for each day delivery of the Expansion Premises is delayed beyond June 1, 2018.  For purposes of this Third Amendment, Force Majeure shall mean any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, inability to obtain services, labor, or materials or reasonable substitutes therefor, governmental actions, civil commotions, fire or other casualty, and other causes beyond the reasonable control of the party obligated to perform (collectively, a "Force Majeure").  Force Majeure shall not include a holdover of the Expansion Premises by the Third Party.

3.Lease Term.

3.1.Expansion Term.  Landlord and Tenant acknowledge that Tenant's lease of the Existing Premises is scheduled to expire on February 6, 2019, pursuant to the terms of the Lease.  Notwithstanding anything to the contrary in the Lease, the term of Tenant's lease of the Existing Premises is hereby extended and shall expire coterminously with the term of Tenant's lease of the Expansion Premises on May 31, 2028 (the "Expansion Expiration Date"), unless sooner terminated as provided in the Lease, as hereby amended, provided that in the event

761257.05/WLA 183305-00010/3-9-17/gjn/gjn	-2-	HCP LS Redwood City, LLC [Third Amendment] [Oncomed Pharmaceuticals, Inc.]

Tenant timely exercises the Expansion Termination Right, then the Lease Term with respect to the Existing Premises shall still be extended to and shall expire on May 31, 2028.  The period of time commencing on the Expansion Commencement Date and terminating on the Expansion Expiration Date, shall be referred to herein as the "Expansion Term."

3.2.Option Term.  Landlord and Tenant acknowledge and agree that notwithstanding the extension of the Lease Term set forth in Section 3.1 above, Tenant shall retain one (1) option to extend the Expansion Term (with respect to the Expansion Premises) and to further extend the Lease Term (with respect to the Existing Premises) as set forth in Section 2.6 of the Original Lease (as amended pursuant to Section 5 of the Second Amendment), provided that all references to the "Premises" therein shall be deemed to be references to both the Existing Premises and the Expansion Premises.

4.Base Rent.

4.1.Existing Premises.  Prior to September 1, 2016, Tenant continued to pay Base Rent (also referred to as “minimum rental” under the Lease) for the Existing Premises in accordance with the terms of the Lease.  Commencing retroactively on September 1, 2016, and continuing throughout the remainder of the Lease Term, Tenant shall pay to Landlord monthly installments of Base Rent for the Existing Premises as follows:

Period During Expansion Term	Annualized Base Rent	Monthly Installment of Base Rent	Approximate Monthly Rental Rate per Rentable Square Foot
September 1, 2016 – May 31, 2018	$2,275,362.00	$189,613.50	$4.15
June 1, 2018 – May 31, 2019	$2,357,604.00	$196,467.00	$4.30
June 1, 2019 – May 31, 2020	$2,440,120.14	$203,343.35	$4.45
June 1, 2020 – May 31, 2021	$2,525,524.34	$210,460.36	$4.61
June 1, 2021 – May 31, 2022	$2,613,917.70	$217,826.47	$4.77
June 1, 2022 – May 31, 2023	$2,705,404.82	$225,450.40	$4.93
June 1, 2023 – May 31, 2024	$2,800,093.98	$233,341.17	$5.11
June 1, 2024 – May 31, 2025	$2,898,097.27	$241,508.11	$5.29
761257.05/WLA 183305-00010/3-9-17/gjn/gjn	-3-	HCP LS Redwood City, LLC [Third Amendment] [Oncomed Pharmaceuticals, Inc.]

June 1, 2025 – May 31, 2026	$2,999,530.68	$249,960.89	$5.47
June 1, 2026 – May 31, 2027	$3,104,514.25	$258,709.52	$5.66
June 1, 2027 – May 31, 2028	$3,213,172.25	$267,764.35	$5.86

4.2.Existing Premises Abated Base Rent.  Provided that Tenant is not then in default of the Lease (as hereby amended) beyond the applicable notice and cure periods set forth in the Lease, as amended, then during the period commencing on September 1, 2016 and ending on March 31, 2017 (the "Existing Premises Rent Abatement Period"), Tenant shall not be obligated to pay any Base Rent otherwise attributable to the Existing Premises during such Existing Premises Rent Abatement Period (the "Existing Premises Rent Abatement").  Landlord and Tenant acknowledge that the aggregate amount of the Existing Premises Rent Abatement equals $1,327,294.50 (i.e., $189,613.50 per month).  Tenant acknowledges and agrees that the foregoing Existing Premises Rent Abatement has been granted to Tenant as additional consideration for entering into this Third Amendment, and for agreeing to pay the rent and performing the terms and conditions otherwise required under the Lease (as hereby amended).

4.3.Expansion Premises.  Commencing on the Expansion Commencement Date and continuing throughout the Expansion Term, Tenant shall pay to Landlord monthly installments of Base Rent (also referred to as “minimum rental” under the Lease) for the Expansion Premises as follows:

Period During Expansion Term	Annual Base Rent	Monthly Installment of Base Rent	Approximate Monthly Rental Rate per Rentable Square Foot
Expansion Commencement Date – May 31, 2019	$1,173,900.00	$97,825.00	$4.30
June 1, 2019 – May 31, 2020	$1,214,986.50	$101,248.88	$4.45
June 1, 2020 – May 31, 2021	$1,257,511.03	$104,792.59	$4.61
June 1, 2021 – May 31, 2022	$1,301,523.91	$108,460.33	$4.77
June 1, 2022 – May 31, 2023	$1,347,077.25	$112,256.44	$4.93
June 1, 2023 – May 31, 2024	$1,394,224.95	$116,185.41	$5.11
761257.05/WLA 183305-00010/3-9-17/gjn/gjn	-4-	HCP LS Redwood City, LLC [Third Amendment] [Oncomed Pharmaceuticals, Inc.]

June 1, 2024 – May 31, 2025	$1,443,022.83	$120,251.90	$5.29
June 1, 2025 – May 31, 2026	$1,493,528.63	$124,460.72	$5.47
June 1, 2026 – May 31, 2027	$1,545,802.13	$128,816.84	$5.66
June 1, 2027 – May 31, 2028	$1,599,905.20	$133,325.43	$5.86

On or before the Expansion Commencement Date, Tenant shall pay to Landlord the Base Rent payable for the Expansion Premises for the first full month of the Expansion Term.

5.Tenant's Operating Cost Share of Operating Expenses.

5.1.Existing Premises.  Notwithstanding the extension of the Lease Term as provided herein, Tenant shall continue to be obligated to pay Tenant's Operating Cost Share of the Operating Expenses in connection with the Existing Premises in accordance with the terms of the Lease; provided that Landlord and Tenant hereby acknowledge and agree that Tenant shall not be obligated to pay Tenant's Operating Cost Share of the Operating Expenses during the period commencing retroactively on September 1, 2016 through December 31, 2016.  In connection with the foregoing, Landlord and Tenant acknowledge and agree that Tenant has paid minimum rental and Tenant's Operating Cost Share of the Operating Expenses for September 2016, October 2016 and November 2016, and accordingly, within forty-five (45) days following the full execution and delivery of this Third Amendment by Landlord and Tenant, Landlord shall deliver a check to Tenant reimbursing Tenant for such payments previously received by Landlord.

5.2.Expansion Premises.  Except as specifically set forth in this Section 5.2, commencing on the Expansion Commencement Date, Tenant shall pay Tenant's Share of Direct Expenses in connection with the Expansion Premises in accordance with the terms of the Lease, provided that with respect to the calculation of Tenant's Operating Cost Share of the Operating Expenses in connection with the Expansion Premises, Tenant's Operating Cost Share shall equal 50% of the 900 Building.

6.Improvements.  Except as specifically set forth in the Tenant Work Letter attached to this Third Amendment as Exhibit B (the "Tenant Work Letter"), Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Expansion Premises.  Landlord shall deliver the Expansion Premises to Tenant in good, vacant, broom clean condition, in compliance with all laws (to the extent required to obtain or maintain a certificate of occupancy for the Expansion Premises), with the roof water-tight and shall cause the plumbing, electrical systems, fire sprinkler system, lighting, and all other building systems serving the Expansion Premises to be in good operating condition and repair on or before the Expansion Commencement Date.  Tenant shall otherwise accept the Expansion Premises and continue to accept the Existing Premises in their presently existing, "as-is" condition.  For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses

761257.05/WLA 183305-00010/3-9-17/gjn/gjn	-5-	HCP LS Redwood City, LLC [Third Amendment] [Oncomed Pharmaceuticals, Inc.]

to Tenant, and Tenant hereby acknowledges that the Common Areas and the Premises have not undergone inspection by a Certified Access Specialist (CASp).

7.Expansion Premises Termination Right.  Notwithstanding any provision to the contrary contained in the Lease (as amended), Tenant shall have the right (the "Expansion Termination Right"), upon written notice to Landlord (the "Expansion Termination Notice") delivered no later than September 15, 2017, to terminate Tenant's lease of the Expansion Premises only.  Provided that Tenant timely delivers the Expansion Termination Notice as set forth above, then (i) the Lease with respect to the Expansion Premises only shall automatically terminate and be of no further force or effect, (ii) Landlord and Tenant shall be relieved of their respective obligations under the Lease, as amended, solely with respect to the Expansion Premises, (iii) the Premises shall be decreased to exclude the Expansion Premises and thereafter, all references in the Lease and this Third Amendment to the term "Premises" shall be deemed to refer to only the Existing Premises, (iv) the applicable portions of this Third Amendment which relate solely to the Expansion Premises (specifically including, without limitation, Sections 2, 4.3, 5.2 and 9) shall be deemed null and void and of no further force or effect, and the portions of this Amendment which relate solely to the Existing Premises shall remain unmodified and of full force and effect, and (v) Tenant shall only be entitled to receive the "Existing Premises Improvement Allowance" (as defined in the Tenant Work Letter) and Tenant would forfeit any and all right to the "Expansion Premises Improvement Allowance" (as defined in the Tenant Work Letter). In connection with the foregoing, Tenant hereby agrees that if prior to September 15, 2017, Tenant determines that Tenant shall lease the Expansion Premises pursuant to the terms of this Third Amendment, Tenant shall provide written notice of the same to Landlord (the "Expansion Confirmation Notice"), in which event Landlord and Tenant shall promptly thereafter execute an amendment (substantially in the form of Exhibit C attached hereto) to the Lease deleting the Expansion Premises Termination Right and confirming Tenant's lease of the Expansion Premises pursuant to the terms of this Third Amendment.  Notwithstanding the foregoing documentation obligation, Landlord and Tenant hereby acknowledge and agree that Tenant's delivery of the Expansion Confirmation Notice (or Tenant's failure to timely deliver the Expansion Termination Notice) shall, in and of itself, conclusively establish Tenant's obligation to lease the Expansion Premises and Landlord’s obligation to lease to Tenant the Expansion Premises) on the express terms, covenants and conditions set forth in this Third Amendment.

8.Broker.  Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Third Amendment other than CBRE, Inc. (the "Broker"), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Third Amendment.  Landlord shall pay the Brokers the commissions payable in connection with this Third Amendment pursuant to a separate agreement.  Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party's dealings with any real estate broker or agent, other than the Broker.  The terms of this Section 8 shall survive the expiration or earlier termination of the term of the Lease, as hereby amended.

761257.05/WLA 183305-00010/3-9-17/gjn/gjn	-6-	HCP LS Redwood City, LLC [Third Amendment] [Oncomed Pharmaceuticals, Inc.]

9.Insurance / Restoration.  Landlord and Tenant agree that the Tenant Improvements under the Tenant Work Letter (and the Tenant Improvements under the Second Amendment) shall be deemed to be “Tenant Improvements constructed by Landlord” for purposes of Sections 10.1(c), 10.1(d) and 13.1(a) of the Lease.

10.No Mortgage.  Landlord represents and warrants to Tenant that as of the date of this Third Amendment, neither the Premises, the 800 Building, the 900 Building nor the Center is subject to any existing ground lease, mortgage, deed of trust, sale/leaseback transaction or any other hypothecation for security.

11.No Further Modification.  Except as set forth in this Third Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.  The terms of that certain letter of intent dated September 19, 2016 executed by the parties hereto shall be deemed null and void and of no force or effect.

[signatures contained on following page]

761257.05/WLA 183305-00010/3-9-17/gjn/gjn	-7-	HCP LS Redwood City, LLC [Third Amendment] [Oncomed Pharmaceuticals, Inc.]

IN WITNESS WHEREOF, this Third Amendment has been executed as of the day and year first above written.

LANDLORD:		TENANT:

HCP LS REDWOOD CITY, LLC, a Delaware limited liability company		ONCOMED PHARMACEUTICALS, INC., a Delaware corporation

By:	/s/ Jonathan Bergschneider
	Jonathan Bergschneider	By:	/s/ Paul J. Hastings
Executive Vice President
Paul J. Hastings
Print Name

		Its:	Chairman & CEO

761257.05/WLA 183305-00010/3-9-17/gjn/gjn	-8-	HCP LS Redwood City, LLC [Third Amendment] [Oncomed Pharmaceuticals, Inc.]

EXHIBIT A

OUTLINE OF EXPANSION PREMISES

761257.05/WLA 183305-00010/3-9-17/gjn/gjn	EXHIBIT A -1-	HCP LS Redwood City, LLC [Third Amendment] [Oncomed Pharmaceuticals, Inc.]

EXHIBIT B

TENANT WORK LETTER

This Tenant Work Letter shall set forth the terms and conditions relating to the initial improvement of the Premises for Tenant following the date of this Third Amendment.  This Tenant Work Letter is essentially organized chronologically and addresses the issues of construction, in sequence, as such issues will arise during construction in the Premises.

SECTION 1

CONDITION OF PREMISES

Landlord shall deliver the Expansion Premises to Tenant in good, vacant, broom clean condition, in compliance with all laws (to the extent required to obtain or maintain a certificate of occupancy for the Expansion Premises), with the roof water-tight and shall cause the plumbing, electrical systems, fire sprinkler system, lighting, and all other building systems serving the Expansion Premises to be in good operating condition and repair on or before the Expansion Commencement Date.  Further, Landlord at its sole cost (and at no cost to Tenant through Operating Expenses or otherwise) shall be responsible to cause the exterior of the 900 Building and the structural portions of the 900  Building to be in compliance with applicable ADA requirements to the extent required to allow the legal occupancy of the Expansion Premises for the permitted use (subject to Tenant's interior design and utilization of existing entrances for required egress from the 900 Building).  Tenant acknowledges that except as provided in this Section, Tenant shall accept the Premises in their existing, "as-is" condition on the date of delivery thereof to Tenant.  Except for the payment of the Tenant Improvement Allowance as provided in Section 2, below, Landlord shall have no obligation to make or pay for any improvements to the Premises.  Further, any hazardous materials (as defined by applicable laws) existing in the Expansion Premises as of the date of delivery of the Expansion Premises to Tenant, if any, shall be removed or remediated by Landlord as required by applicable laws, at Landlord's sole cost and expense (i.e., the cost of the Tenant Improvements shall not include such costs, and the Tenant Improvement Allowance shall not be used for such costs), except to the extent (if any) that such hazardous materials were brought onto or released onto the Expansion Premises, the Building or the Center through the acts or omissions of Tenant or its employees, agents or contractors.

SECTION 2

TENANT IMPROVEMENTS

2.1Tenant Improvement Allowance.  Commencing as of the Lease Commencement Date, Tenant shall be entitled to use a one-time improvement allowance in the aggregate amount of $2,400,000.00 which is comprised of (i) $1,600,000 (the "Existing Premises Improvement Allowance"), for the costs relating to the design and construction of Tenant's improvements, which are permanently affixed to the Existing Premises only (the "Existing Premises Improvements") or which are "Tenant Improvement Allowance Items," as that term is defined in Section 2.2.1, below, and (ii) $800,000.00 (the "Expansion Premises Improvement Allowance") for the costs relating to the design and construction of Tenant's improvements

761257.05/WLA 183305-00010/3-9-17/gjn/gjn	EXHIBIT B -1-	HCP LS Redwood City, LLC [Third Amendment] [Oncomed Pharmaceuticals, Inc.]

which are permanently affixed to the Expansion Premises only (the "Expansion Premises Improvements") or which are Tenant Improvement Allowance Items.   Collectively, the Expansion Premises Improvements and the Existing Premises Improvements are the "Tenant Improvements" and collectively the Existing Premises Improvement Allowance and the Expansion Premises Improvement Allowance are the "Tenant Improvement Allowance".  Tenant hereby acknowledges and agrees that (A) Tenant shall not be entitled to receive more than $500,000.00 of the Existing Improvement Allowance during the calendar year 2016, and (B) Tenant shall not be entitled to receive any portion of the Expansion Premises Improvement Allowance until the earlier to occur of (a) the date upon which the Expansion Confirmation Notice is delivered to Landlord or (b) September 16, 2017 (assuming the Expansion Termination Notice has not been timely delivered by Tenant, as Tenant shall forfeit any and all rights to the Expansion Premises Improvement Allowance in the event the Expansion Termination Notice is timely delivered to Landlord).  In no event shall Landlord be obligated to make disbursements pursuant to this Tenant Work Letter or otherwise in connection with Tenant's construction of the Tenant Improvements or any Tenant Improvement Allowance Items, as defined below, in a total amount which exceeds the sum of the Tenant Improvement Allowance.  All Tenant Improvements for which the Tenant Improvement Allowance has been made available shall be deemed Landlord's property under the terms of the Lease; provided, however, Landlord may, by written notice to Tenant given concurrently with Landlord's approval of the "Final Working Drawings", as that term is defined in Section 3.3, below, require Tenant, prior to the end of the Lease Term, or promptly following any earlier termination of the Lease, at Tenant's expense, to remove any Tenant Improvements and to repair any damage to the Premises and Building caused by such removal and return the affected portion of the Premises to a Building standard general office condition; provided, however, that Landlord shall not require Tenant to remove upon termination or expiration of the Lease, or condition its approval upon Tenant’s agreement to remove upon termination or expiration of the Lease, any Tenant Improvements constructed pursuant to this Tenant Work Letter which constitute standard, non-extraordinary improvements for ordinary office use.  Any portion of the Existing Premises Improvement Allowance that is not disbursed or requested for disbursement by the end of the first twelve (12) months following the Expansion Commencement Date (or, in the event that Tenant timely exercises the Expansion Termination Notice, by September 15, 2018), shall revert to Landlord and Tenant shall have no further rights with respect thereto, and any portion of the Expansion Premises Improvement Allowance that is not disbursed or allocated for disbursement by the end of the first twelve (12) months following the Expansion Commencement Date, shall revert to Landlord and Tenant shall have no further rights with respect thereto.

2.2Disbursement of the Tenant Improvement Allowance.

2.2.1Tenant Improvement Allowance Items.  Except as otherwise set forth in this Tenant Work Letter, the Tenant Improvement Allowance shall be disbursed by Landlord only for the following items and costs (collectively the "Tenant Improvement Allowance Items"):

2.2.1.1Payment of all reasonable fees of the "Architect" and the "Engineers," as those terms are defined in Section 3.1 of this Tenant Work Letter, project management fees payable to Project Management Advisors, Inc. ("PMA"), as provided below, and payment of the reasonable fees incurred by, and the reasonable cost of documents and

761257.05/WLA 183305-00010/3-9-17/gjn/gjn	EXHIBIT B -2-	HCP LS Redwood City, LLC [Third Amendment] [Oncomed Pharmaceuticals, Inc.]

materials supplied by, Landlord and Landlord's consultants in connection with third-party review of the "Construction Drawings," as that term is defined in Section 3.2 of this Tenant Work Letter, which consultants are reasonably deemed necessary by Landlord to review and oversee the Tenant Improvements and whose services are not the same as the services provided by PMA (e.g., structural engineers);

2.2.1.2The payment of plan check, permit and license fees relating to construction of the Tenant Improvements;

2.2.1.3The payment for all demolition and removal of existing improvements in the Premises;

2.2.1.4The cost of construction of the Tenant Improvements, including, without limitation, testing and inspection costs, costs incurred for removal of existing furniture, fixtures or equipment in the Premises, hoisting and trash removal costs, costs to purchase and install in the Premises equipment customarily incorporated into laboratory improvements or laboratory utility systems, including, without limitation, UPS, DI Systems, boilers, air compressors, glass/cage washers and autoclaves, painting, and contractors' fees and general conditions;

2.2.1.5The cost of any changes in the Base Building when such changes are required by the Construction Drawings (including if such changes are due to the fact that such work is prepared on an unoccupied basis), such cost to include all direct architectural and/or engineering fees and expenses incurred in connection therewith;

2.2.1.6The cost of any changes to the Construction Drawings or Tenant Improvements required by all applicable building codes (the "Code");

2.2.1.7Sales and use taxes;

2.2.1.8Costs expended by Landlord pursuant to Section 4.1.1 of this Tenant Work Letter, below.

2.2.2Disbursement of Tenant Improvement Allowance.  During the construction of the Tenant Improvements, Landlord shall make monthly disbursements of the Tenant Improvement Allowance for Tenant Improvement Allowance Items for the benefit of Tenant and shall authorize the release of monies for the benefit of Tenant as follows.

2.2.2.1Monthly Disbursements.  On or before the fifth (5th) day of each calendar month, during the design and construction of the Tenant Improvements (or such other date as Landlord may designate), Tenant shall deliver to Landlord:  (i) a request for reimbursement of amounts paid to the "Contractor," as that term is defined in Section 4.1.1 of this Tenant Work Letter, approved by Tenant, in a form to be provided by Landlord, showing the schedule, by trade, of percentage of completion of the Tenant Improvements in the Premises, detailing the portion of the work completed and the portion not completed; (ii) invoices from all of "Tenant's Agents," as that term is defined in Section 4.1.2 of this Tenant Work Letter, for labor rendered and materials for the Premises; (iii) executed mechanic's lien releases, as applicable, from all of Tenant's Agents which shall comply with the appropriate provisions, as

761257.05/WLA 183305-00010/3-9-17/gjn/gjn	EXHIBIT B -3-	HCP LS Redwood City, LLC [Third Amendment] [Oncomed Pharmaceuticals, Inc.]

reasonably determined by Landlord, of California Civil Code Sections 8132, 8134, 8136 and 8138; and (iv) all other information reasonably requested by Landlord.  As between Landlord and Tenant only, Tenant's request for payment shall be deemed Tenant's acceptance and approval of the work furnished and/or the materials supplied as set forth in Tenant's payment request.  Within forty-five (45) days thereafter, Landlord shall deliver a check to Tenant made payable to Tenant in payment of the lesser of:  (A) the amounts so requested by Tenant as set forth in this Section 2.2.3.1, above (or, subject to the terms of Section 4.2.1, below, the applicable percentage thereof), and (B) the balance of any remaining available portion of the Tenant Improvement Allowance provided that Landlord does not dispute any request for payment based on non-compliance of any work with the "Approved Working Drawings," as that term is defined in Section 3.5 below, or due to any substandard work.  Landlord's payment of such amounts shall not be deemed Landlord's approval or acceptance of the work furnished or materials supplied as set forth in Tenant's payment request.

2.2.2.2Final Deliveries.  Following the completion of construction of the Tenant Improvements, Tenant shall deliver to Landlord properly executed final mechanic's lien releases in compliance with both California Civil Code Section 8134 and either Section 8136 or Section 8138 from all of Tenant's Agents, and a certificate certifying that the construction of the Tenant Improvements in the Premises has been substantially completed.  Tenant shall record a valid Notice of Completion in accordance with the requirements of Section 4.3 of this Tenant Work Letter.

2.2.2.3Other Terms.  Landlord shall only be obligated to make disbursements from the Tenant Improvement Allowance to the extent costs are incurred by Tenant for Tenant Improvement Allowance Items.  All Tenant Improvement Allowance Items for which the Tenant Improvement Allowance have been made available shall be deemed Landlord's property under the terms of the Lease.

2.4Building Standards.  The quality of Tenant Improvements shall be in keeping with the existing improvements in the Existing Premises.

SECTION 3

CONSTRUCTION DRAWINGS

3.1Selection of Architect.  Tenant shall retain an architect/space planner (the "Architect") approved in advance by Landlord (which approval shall not be unreasonably withheld) to prepare the Final Space Plan and Final Working Drawings as provided in Section 3.2 and 3.3, below.  Tenant shall retain the engineering consultants or design/build subcontractors designated by Tenant and reasonably approved in advance by Landlord (the "Engineers") to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, lifesafety, and sprinkler work in the Premises, which work is not part of the Base Building.  All such plans and drawings shall comply with industry standard drawing format and specifications, and shall be subject to Landlord's reasonable approval.  Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the Base Building plans, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith.

761257.05/WLA 183305-00010/3-9-17/gjn/gjn	EXHIBIT B -4-	HCP LS Redwood City, LLC [Third Amendment] [Oncomed Pharmaceuticals, Inc.]

Landlord's review of any plans or drawings as set forth in this Section 3, shall be for its sole purpose and shall not imply Landlord's review of the same, or obligate Landlord to review the same, for quality, design, Code compliance or other like matters.

3.2Final Space Plan.  Tenant shall supply Landlord with four (4) copies signed by Tenant of its final space plan for the Premises before any architectural working drawings or engineering drawings have been commenced.  The final space plan (the "Final Space Plan") shall include a layout and designation of all offices, labs, rooms and other partitioning, their intended use, and equipment to be contained therein.  Landlord may request clarification or more specific drawings for special use items not included in the Final Space Plan.  Landlord shall advise Tenant within five (5) business days after Landlord's receipt of the Final Space Plan for the Premises if the same is unsatisfactory or incomplete in any respect.  If Tenant is so advised, Tenant shall promptly cause the Final Space Plan to be revised to correct any deficiencies or other matters Landlord may reasonably require.  Notwithstanding the foregoing, Landlord's approval of the Final Space Plan shall not be unreasonably withheld, provided that Landlord and Tenant hereby agree it shall be deemed reasonably for Landlord to withhold its approval of the Final Space Plan if a "Design Problem" exists.  A "Design Problem" shall mean and refer to any design criteria which would (a) adversely affect the Building structure or Building systems; (b) be in non-compliance with codes or other applicable laws; (c) be seen from the exterior of the Premises; (d) cause material interference with Landlord or other tenants of the Building (other than as typical for construction of improvements), or (e) affect the certificate of occupancy or its legal equivalent for the Building or any portion thereof.

3.3Final Working Drawings.  After the Final Space Plan has been approved by Landlord, Tenant shall supply the Engineers with a complete listing of standard and non-standard equipment and specifications, including, without limitation, Title 24 calculations, electrical requirements and special electrical receptacle requirements for the Premises, to enable the Engineers and the Architect to complete the "Final Working Drawings" (as that term is defined below) in the manner as set forth below.  Upon the approval of the Final Space Plan by Landlord and Tenant, Tenant shall promptly cause the Architect and the Engineers to complete the architectural and engineering drawings for the Premises, and Architect shall compile a fully coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings, to the extent applicable to the Tenant Improvements, in a form which is sufficiently complete to allow all of Tenant's Agents to bid on the work and to obtain all applicable permits (collectively, the "Final Working Drawings") and shall submit the same to Landlord for Landlord's approval, which shall not be unreasonably withheld, conditioned, or delayed.  Tenant shall supply Landlord with four (4) copies signed by Tenant of such Final Working Drawings.  Landlord shall advise Tenant within ten (10) business days after Landlord's receipt of the Final Working Drawings for the Premises if the same is unsatisfactory or incomplete in any respect.  If Tenant is so advised, Tenant shall promptly cause the Final Working Drawings to be revised in accordance with such review and any disapproval of Landlord in connection therewith.  Notwithstanding the foregoing, Landlord's approval of the Final Working Drawings shall not be unreasonably withheld; provided that Landlord and Tenant hereby agree that it shall be deemed reasonable for Landlord to withhold its approval of the Final Working Drawings if a Design Problem exists or if the Final Working Drawings are inconsistent with the Final Space Plan.

761257.05/WLA 183305-00010/3-9-17/gjn/gjn	EXHIBIT B -5-	HCP LS Redwood City, LLC [Third Amendment] [Oncomed Pharmaceuticals, Inc.]

3.5Approved Working Drawings.  The Final Working Drawings shall be approved by Landlord (the "Approved Working Drawings," and collectively with the Final Space Plan and the Final Working Drawings, the “Construction Drawings”) prior to the commencement of construction of the Premises by Tenant.  Concurrently with Tenant's delivery of the Final Working Drawings to Landlord for Landlord's approval, Tenant may submit the same to the appropriate municipal authorities for all applicable building permits.  Tenant hereby agrees that neither Landlord nor Landlord's consultants shall be responsible for obtaining any building permit or certificate of occupancy for the Premises and that obtaining the same shall be Tenant's responsibility; provided, however, that Landlord shall cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such permit or certificate of occupancy.  No changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord, which shall not be unreasonably withheld, conditioned, or delayed; provided, however, Tenant shall be permitted, without Landlord’s prior written consent, to make minor changes in the Tenant Improvements that are customarily made in the field.

SECTION 4

CONSTRUCTION OF THE TENANT IMPROVEMENTS

4.1Tenant's Selection of Contractors.

4.1.1The Contractor; Landlord's Project Manager.  Tenant shall retain a licensed general contractor, approved in advance by Landlord, to construct the Tenant Improvements ("Contractor").  Landlord's approval of the Contractor shall not be unreasonably withheld.  Landlord shall retain Project Management Advisors, Inc. ("PMA") as a third party project manager for construction oversight of the Tenant Improvements on behalf of Landlord, and Tenant shall pay a fee to Landlord with respect to the PMA services in the amount of $1.53/sf of the Expansion Premises ($34,808), but not less than $4,068 per month in which design and construction activity is occurring in the Existing Premises and/or Expansion Premises.  Said fee is to be deducted from the Tenant Improvement Allowance.

4.1.2Tenant's Agents.  All subcontractors, laborers, materialmen, and suppliers used by Tenant shall be known collectively as "Tenant's Agents".  The subcontractors used by Tenant, but not any laborers, materialmen, and suppliers, must be approved in writing by Landlord, which approval shall not be unreasonably withheld, conditioned, or delayed; provided, however, Landlord may nevertheless designate and require the use of particular mechanical, engineering, plumbing, fire life-safety and other Base Building subcontractors.  If Landlord does not approve any of Tenant's proposed subcontractors, Tenant shall submit other proposed subcontractors for Landlord's written approval.

4.2Construction of Tenant Improvements by Tenant's Agents.

4.2.1Construction Contract; Cost Budget.  Tenant shall engage the Contractor under a commercially reasonable and customary construction contract, reasonably approved by Landlord (collectively, the "Contract").  Prior to the commencement of the construction of the Tenant Improvements (or a phase thereof, as the case may be), and after

761257.05/WLA 183305-00010/3-9-17/gjn/gjn	EXHIBIT B -6-	HCP LS Redwood City, LLC [Third Amendment] [Oncomed Pharmaceuticals, Inc.]

Tenant has accepted all bids for the Tenant Improvements (or a phase thereof, as the case may be), Tenant shall provide Landlord with a detailed breakdown, by trade, of the good faith estimated costs to be incurred or which have been incurred, as set forth more particularly in Sections 2.2.1.1 through 2.2.1.10, above, in connection with the design and construction of the applicable phase of the Tenant Improvements to be performed by or at the direction of Tenant or the Contractor, which costs form a basis for the estimated total costs of the work of the applicable phase of the Tenant Improvement project (the "Estimated Budget").  The difference between the amount of the Estimated Budget and the amount of the Tenant Improvement Allowance (less any portion thereof already disbursed by Landlord, or in the process of being disbursed by Landlord, on or before the commencement of construction of the Tenant Improvements) is referred to herein as the "Over-Allowance Amount".  In the event that an Over-Allowance Amount exists in connection with any particular construction project involving the construction of the Improvements, then Tenant shall pay a percentage of each amount requested by Contractor or otherwise disbursed under this Work Letter, which percentage shall be equal to the Over-Allowance Amount divided by the amount of the Estimated Budget (after deducting from the Estimated Budget any amounts expended in connection with the preparation of the Construction Drawings, and the cost of other Tenant Improvement Allowance Items incurred prior to the commencement of construction of the Tenant Improvements) and such payments by Tenant (the “Over-Allowance Payments”) shall be a condition to Landlord’s obligation to pay any amounts from the Tenant Improvement Allowance.  In the event that, after the Estimated Budget has been delivered by Tenant to Landlord, the costs relating to the design and construction of the Tenant Improvements shall change, any additional costs necessary to such design and construction in excess of the Estimated Budget, shall be in accordance with the terms of the immediately preceding sentence and the amounts to be disbursed by Landlord pursuant to the terms of this Work Letter thereafter shall be accordingly adjusted so that Landlord’s disbursements in the aggregate pursuant to the terms of this Work Letter and Tenant’s Over-Allowance Payments are each proportionate to the adjusted Estimated Budget.  All Tenant Improvements paid for by the Over-Allowance Amount shall be deemed Landlord's property under the terms of the Lease.

4.2.2Tenant's Agents.

4.2.2.1Compliance with Drawings and Schedule.  Tenant's and Tenant's Agent's construction of the Tenant Improvements shall comply with the following:  (i) the Tenant Improvements shall be constructed in substantial accordance with the Approved Working Drawings; and (ii) Tenant's Agents shall submit schedules of all work relating to the Tenant's Improvements to Contractor and Contractor shall, within five (5) business days of receipt thereof, inform Tenant's Agents of any changes which are necessary thereto, and Tenant's Agents shall adhere to such corrected schedule.

4.2.2.2Indemnity.  Tenant's indemnity of Landlord as set forth in the Lease shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to any act or omission of Tenant or Tenant's Agents, or anyone directly or indirectly employed by any of them, or in connection with Tenant's non-payment of any amount arising out of the Tenant Improvements and/or Tenant's disapproval of all or any portion of any request for payment.  Such indemnity by Tenant, as set forth in the Lease, shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to

761257.05/WLA 183305-00010/3-9-17/gjn/gjn	EXHIBIT B -7-	HCP LS Redwood City, LLC [Third Amendment] [Oncomed Pharmaceuticals, Inc.]

Landlord's performance of any ministerial acts reasonably necessary (i) to permit Tenant to complete the Tenant Improvements, and (ii) to enable Tenant to obtain any building permit or certificate of occupancy for the Premises.  The foregoing indemnity shall not apply to claims caused by the negligence or willful misconduct of Landlord, its member partners, shareholders, officers, directors, agents, employees, and/or contractors, or Landlord’s breach of the Lease.

4.2.2.2Requirements of Tenant's Agents.  Each of Tenant's Agents shall guarantee to Tenant and for the benefit of Landlord that the portion of the Tenant Improvements for which it is responsible shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of substantial completion of the work under the Contract ("Substantial Completion").  Each of Tenant's Agents shall be responsible for the replacement or repair, without additional charge, of all work done or furnished in accordance with its contract that shall become defective within one (1) year after Substantial Completion.  The correction of such work shall include, without additional charge, all additional expenses and damages incurred in connection with such removal or replacement of all or any part of the Tenant Improvements, and/or the Building and/or common areas that may be damaged or disturbed thereby.  All such warranties or guarantees as to materials or workmanship of or with respect to the Tenant Improvements shall be contained in the Contract or subcontract and shall be written such that such guarantees or warranties shall inure to the benefit of both Landlord and Tenant, as their respective interests may appear, and can be directly enforced by either.  Tenant covenants to give to Landlord any assignment or other assurances which may be necessary to effect such right of direct enforcement.

4.2.2.4Insurance Requirements.

4.2.2.4.1General Coverages.  All of Tenant's Agents shall carry the following insurance with insurers having a  minimum A.M. best rating of A- VII or better (i) worker's compensation insurance covering all of Tenant's Agents' respective employees with a waiver of subrogation in favor of Landlord and the property manager, (ii) general liability insurance with a limit of not less than $1,000,000 per occurrence and $2,000,000 general aggregate, including products/completed operations and contractual coverage, and including Landlord and its property manager as additional insureds, and (ii) if the cost of such Tenant Improvements exceeds $100,000 in the aggregate, then Builders Risk insurance covering the construction of the Tenant Improvements (it being understood and agreed that the Tenant Improvements shall be insured by Landlord pursuant to the Lease immediately upon completion thereof in the same manner as Landlord is required to insure the “Tenant Improvements constructed by Landlord” pursuant to Section 10.1(d) of the Lease), and such policy shall include Landlord as an additional insured.

4.2.2.4.2Intentionally Omitted.

4.2.2.4.3General Terms.  Certificates for all insurance carried pursuant to this Section 4.2.2.4 shall be delivered to Landlord before the commencement of construction of the Expansion Tenant Improvements and before the Contractor's equipment is moved onto the site.  All such policies of insurance must contain a provision that the company writing said policy will endeavor to give Landlord thirty (30) days prior written notice of any cancellation or lapse of the effective date or any reduction in the amounts of such insurance.  In

761257.05/WLA 183305-00010/3-9-17/gjn/gjn	EXHIBIT B -8-	HCP LS Redwood City, LLC [Third Amendment] [Oncomed Pharmaceuticals, Inc.]

the event that the Expansion Tenant Improvements are damaged by any cause during the course of the construction thereof, Tenant shall immediately repair the same at Tenant's sole cost and expense.  Tenant's Agents shall maintain all of the foregoing insurance coverage in force until the Expansion Tenant Improvements are fully completed, except for any Products and Completed Operation Coverage insurance required by Landlord, which is to be maintained for a commercially reasonable period following completion of the work.  Such insurance shall provide that it is primary insurance as respects the owner and that any other insurance maintained by owner is excess and noncontributing with the insurance required hereunder.  The requirements for the foregoing insurance shall not derogate from the provisions for indemnification of Landlord by Tenant under Section 4.2.2.2 of this Tenant Work Letter.

4.2.3Governmental Compliance.  The Tenant Improvements shall comply in all respects with the following:  (i) all state, federal, city or quasi-governmental laws, codes, ordinances and regulations, as each may apply according to the rulings of the controlling public official, agent or other person; (ii) applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters) and the National Electrical Code; and (iii) building material manufacturer's specifications.

4.2.4Inspection by Landlord.  Landlord shall have the right to inspect the Tenant Improvements at all times, provided however, that Landlord's failure to inspect the Tenant Improvements shall in no event constitute a waiver of any of Landlord's rights hereunder nor shall Landlord's inspection of the Tenant Improvements constitute Landlord's approval of the same.  Should Landlord reasonably disapprove any portion of the Tenant Improvements, on the grounds that the construction is defective or fails to comply with the Approved Working Drawings, Landlord shall notify Tenant in writing of such disapproval and shall specify the items disapproved.  Any such defects or deviations shall be rectified by Tenant at no expense to Landlord, provided however, that in the event Landlord determines that a defect or deviation exists that might adversely affect the mechanical, electrical, plumbing, heating, ventilating and air conditioning or life-safety systems of the Building, the structure or exterior appearance of the Building or any other tenant's use of such other tenant's leased premises, Landlord may, take such action as Landlord reasonably deems necessary, at Tenant's expense and without incurring any liability on Landlord's part, to correct any such defect, deviation and/or matter, including, without limitation, causing the cessation of performance of the construction of the Tenant Improvements until such time as the defect, deviation and/or matter is corrected to Landlord's reasonable satisfaction.

4.2.5Meetings.  Commencing upon the date Tenant begins to plan the Existing Improvements or the Expansion Improvements, Tenant shall hold weekly meetings at a reasonable time, with the Architect and the Contractor regarding the progress of the preparation of Construction Drawings and the construction of the Existing Improvements or the Expansion Improvements as the case may be, and Landlord and/or its agents shall receive prior notice of, and shall have the right to attend, all such meetings, and, upon Landlord's request, certain of Tenant's Agents shall attend such meetings.  In addition, minutes shall be taken at all such meetings, a copy of which minutes shall be promptly delivered to Landlord.  One such meeting each month shall include the review of Contractor's current request for payment.

761257.05/WLA 183305-00010/3-9-17/gjn/gjn	EXHIBIT B -9-	HCP LS Redwood City, LLC [Third Amendment] [Oncomed Pharmaceuticals, Inc.]

4.3Notice of Completion; Copy of Record Set of Plans.  Within ten (10) days after completion of construction of the Tenant Improvements, Tenant shall cause a valid Notice of Completion to be recorded in the office of the Recorder of the county in which the Building is located in accordance with Section 3093 of the Civil Code of the State of California or any successor statute, and shall furnish a copy thereof to Landlord upon such recordation.  If Tenant fails to do so, Landlord may execute and file the same on behalf of Tenant as Tenant's agent for such purpose, at Tenant's sole cost and expense.  At the conclusion of construction, (i) Tenant shall cause the Architect and Contractor (x) to update the Approved Working Drawings as necessary to reflect all changes made to the Approved Working Drawings during the course of construction, (y) to certify to the best of their knowledge that the "record-set" of as-built drawings are true and correct, which certification shall survive the expiration or termination of the Lease, and (z) to deliver to Landlord two (2) sets of copies of such record set of drawings (hard copy and CAD files) within ninety (90) days following issuance of a certificate of occupancy for the Premises, and (ii) Tenant shall deliver to Landlord a copy of all warranties, guaranties, and operating manuals and information relating to the improvements, equipment, and systems in the Premises.  Within fifteen (15) days after request by Tenant following the Substantial Completion of the Tenant Improvements, Landlord will acknowledge its approval of the Tenant Improvements (provided that such approval has been granted) by placing its signature on a Contractor’s Certificate of Substantial Completion fully executed by the Architect, Contractor and Tenant.  Landlord’s approval shall not create any contingent liabilities for Landlord with respect to any latent quality, design, Code compliance or other like matters that may arise subsequent to Landlord’s approval.

SECTION 5

MISCELLANEOUS

5.1Tenant's Representative.  Tenant has designated Chuck Alaimo as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Landlord, shall have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.

5.2Landlord's Representative.  Landlord has designated Jeff Marcowitz with PMA, as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.

5.3Time is of the Essence in This Tenant Work Letter.  Unless otherwise indicated, all references herein to a "number of days" shall mean and refer to calendar days.  If any item requiring approval is timely disapproved by Landlord, the procedure for preparation of the document and approval thereof shall be repeated until the document is approved by Landlord.

5.5Tenant's Lease Default.  Notwithstanding any provision to the contrary contained in the Lease or this Tenant Work Letter, if any default by Tenant under the Lease or this Tenant Work Letter (including, without limitation, any failure by Tenant to fund any portion of the Over-Allowance Amount) occurs at any time on or before the substantial completion of the Tenant Improvements and such default remains uncured ten (10) days following Landlord's

761257.05/WLA 183305-00010/3-9-17/gjn/gjn	EXHIBIT B -10-	HCP LS Redwood City, LLC [Third Amendment] [Oncomed Pharmaceuticals, Inc.]

notice of such default to Tenant, then in addition to all other rights and remedies granted to Landlord pursuant to the Lease, Landlord shall have the right, during the continuation of such default, to withhold payment of all or any portion of the Tenant Improvement Allowance and/or Landlord may, without any liability whatsoever, cause the cessation of construction of the Tenant Improvements (in which case, Tenant shall be responsible for any delay in the substantial completion of the Tenant Improvements and any costs occasioned thereby).

5.6Phased Construction.  Tenant may construct the Tenant Improvements (and submit the Final Space Plan and Working Drawings therefor) in phases at Tenant’s discretion.

5.7Landlord Caused Delays.  The Expansion Commencement Date shall occur as provided in this Third Amendment, provided that the same shall be extended by the number of days of actual delay of the substantial completion of the Expansion Premises Improvements to the extent caused by a "Landlord Caused Delay," as that term is defined, below, but only to the extent such Landlord Caused Delay causes the substantial completion of the Expansion Premises Improvements to occur after the date which is five (5) months following the date upon which the Expansion Premises is delivered to Tenant.  As used herein, "Landlord Caused Delay" shall mean actual delays in the substantial completion of the Expansion Premises Improvements to the extent resulting from interference (when judged in accordance with industry custom and practice) with Tenant's construction of the Expansion Premises Improvements to the extent caused by (i) Landlord's failure to timely approve or disapprove any matter requiring Landlord's pertaining to the Expansion Premises Improvements within the time periods set forth above or if not specified, within a reasonable period of time; (iii) Landlord's failure to timely disburse the Expansion Premises Improvement Allowance; (ii) material and unreasonable interference by Landlord with substantial completion of the Expansion Premises if such interference (A) objectively precludes or delays the construction of tenant improvements in the Building or any portion thereof, and (B) relates to access by Tenant to the Expansion Premises or any of the Building's facilities (including loading docks and freight elevators) or services and utilities (including temporary power and parking areas as provided herein) during normal construction hours, or the use thereof during normal construction hours; or (iii) the negligence or willful misconduct of Landlord or the Landlord Parties pertaining to the Premises.  If Tenant contends that a Landlord Caused Delay has occurred, Tenant shall notify Landlord in writing of the event which constitutes such Landlord Caused Delay.  Tenant will additionally use reasonable efforts to mitigate the effects of any Landlord Caused Delay through the re-sequencing or re-scheduling of work, if feasible, but this sentence will not be deemed to require Tenant to incur overtime or after-hours costs unless Landlord agrees in writing to bear such costs.  In addition, Tenant shall endeavor to provide notice to Landlord when Tenant becomes aware of any expected or potential Landlord Caused Delays prior to any such delay actually occurring, in order to allow Landlord to attempt to mitigate such potential delay.  If such actions, inaction or circumstance described in the notice (the "Landlord Delay Notice") are not cured by Landlord within one (1) business day of Landlord’s receipt of the Landlord Delay Notice and if such action, inaction or circumstance otherwise qualify as a Landlord Caused Delay, then a Landlord Caused Delay shall be deemed to have occurred commencing as of the date of Landlord’s receipt of the Landlord Delay Notice and ending as of the date such delay ends.

761257.05/WLA 183305-00010/3-9-17/gjn/gjn	EXHIBIT B -11-	HCP LS Redwood City, LLC [Third Amendment] [Oncomed Pharmaceuticals, Inc.]

EXHIBIT C

This FOURTH AMENDMENT TO LEASE (this "Third Amendment") is made and entered into as of the _____ day of ________, 20__, by and between HCP LS REDWOOD CITY, LLC, a Delaware limited liability company ("Landlord"), and ONCOMED PHARMACEUTICALS, INC., a Delaware corporation ("Tenant").

r e c i t a l s :

A.Landlord (as successor in interest to Slough Redwood City, LLC) and Tenant are parties to that certain Lease dated May 30, 2006 (the "Original Lease"), as amended by that certain First Amendment to Lease dated November, 2006 (the "First Amendment"), that certain Acknowledgement of Rent Commencement Date dated as of March 9, 2007 ("Commencement Letter"), that certain Second Amendment to Office Lease dated December 22, 2010 (the "Second Amendment") and that certain Third Amendment to Lease dated ________, 2016 (the "Third Amendment") pursuant to which Lease Tenant leases from Landlord approximately 68,440 rentable square feet of space (the "Premises") consisting of the entire building (the " 800 Building") located at 800 Chesapeake Drive, in the Britannia Seaport Centre in Redwood City, California, and a portion of the building located at 900 Chesapeake Drive, in the Britannia Seaport Centre in Redwood City, California.  The Original Lease, the First Amendment, the Commencement Letter, the Second Amendment and the Third Amendment are, collectively, the "Lease."

B.Landlord and Tenant to amend the Lease as hereinafter provided.

a g r e e m e n t :

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.Capitalized Terms.  All capitalized terms when used herein shall have the same meaning as is given such terms in the Lease unless expressly superseded by the terms of this Third Amendment.

2.Deletion of Expansion Termination Right.  Effective as of the date of this Fourth Amendment, Section 7 of the Third Amendment is hereby deleted in its entirety and of no further force or effect, and Tenant shall lease the Expansion Premises from Landlord pursuant to the terms set forth in the Third Amendment.

3.California Accessibility Disclosure. For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges that the Common Areas and the Premises have not undergone inspection by a Certified Access Specialist (CASp).

761257.05/WLA 183305-00010/3-9-17/gjn/gjn	EXHIBIT C -1-	HCP LS Redwood City, LLC [Third Amendment] [Oncomed Pharmaceuticals, Inc.]

4.No Further Modification.  Except as set forth in this Third Amendment, all of the terms and provisions of the Lease shall apply with respect to the Expansion Premises and shall remain unmodified and in full force and effect.

IN WITNESS WHEREOF, this Fourth Amendment has been executed as of the day and year first above written.

LANDLORD:		TENANT:

HCP LS REDWOOD CITY, LLC, a Delaware limited liability company		ONCOMED PHARMACEUTICALS, INC., a Delaware corporation

By:
Jonathan Bergschneider	By:
Executive Vice President

Print Name

Its:

761257.05/WLA 183305-00010/3-9-17/gjn/gjn	EXHIBIT C -2-	HCP LS Redwood City, LLC [Third Amendment] [Oncomed Pharmaceuticals, Inc.]